Exhibit 99

ORBCOMM REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER 2010

- Over 19,000 Net Additions in the Fourth Quarter -
- Total Billable Subscribers Grew 12% to 575,000 in 2010 -
- SpaceX and ORBCOMM Set Plans to Launch Next Generation Satellites on Next Falcon 9 Rocket -

Fort Lee, NJ, March 16, 2011 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focusing on two-way Machine-to-Machine (M2M) communications, today announced financial results for the full year and fourth quarter ended December 31, 2010.

The following financial highlights are in thousands of dollars, except share and per share data.

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Total Revenues	$7,510	$7,038	$36,676	$27,566
Service Revenues	$7,123	$6,862	$34,257	$27,143
Product Sales	$387	$176	$2,419	$423
Net Income (loss) attributable to ORBCOMM Inc.	$(529)	$7,295	$(5,169)	$(3,439)
Net Income (loss) per Common Share	$(0.01)	$0.17	$(0.12)	$(0.08)
Average Shares Outstanding (diluted)	42,617,000	42,608,000	42,586,000	42,404,000
EBITDA (1) (3)	$330	$14,980	$(1,094)	$15,801
Adjusted EBITDA (2) (3)	$685	$15,377	$11,111	$17,442

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense for continuing and discontinued operations, Noncontrolling Interests, and Impairment Charges, net of Insurance Recovery.

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the twelve months ended December 31, 2010 were $36.7 million, an increase of 33.0% from the twelve months ended December 31, 2009. Service Revenues for the twelve months ended December 31, 2010 were $34.3 million, up 26.2% from the previous year’s Service Revenues of $27.1 million. Excluding the impact of the deferred AIS Coast Guard revenue recognized during the third quarter 2010 of $5.9 million, Total Revenues were up 11.6% and Service Revenues increased 4.5% compared to the full year 2009. Product Sales for the twelve months ended December 31, 2010 increased significantly to $2.4 million from $0.4 million for the full year 2009.

For the quarter ended December 31, 2010, Total Revenues were $7.5 million, an increase of 6.7% over the fourth quarter of 2009 driven by slight increases in Service Revenues and growth in Product Sales. Service Revenues for the quarter ended December 31, 2010 were $7.1 million, an increase of 3.8% from the prior year as increases in satellite and terrestrial revenues during the fourth quarter were offset by declines in AIS revenue due to the expiration of the Coast Guard contract. Product Sales increased to $0.4 million, up more than 100% from $0.2 million in the fourth quarter of 2009.

Costs and Expenses for the full year 2010 of $38.1 million were up 26.8% over the prior year period. This increase was driven by the satellite Impairment Loss of $6.5 million in the third quarter of 2010. Cost of Service, Selling, General, & Administrative and Product Development Costs, excluding Depreciation and Amortization for the full year 2010 was $25.8 million, a nominal increase from the prior year period.  Selling, General, & Administrative expenses declined 2.6% in 2010 versus the prior year period.

Costs and Expenses for the three months ended December 31, 2010 were $8.4 million, which compares to Costs and Expenses in the fourth quarter of 2009 of negative $0.8 million due to the gain from Insurance Recovery recognized during the fourth quarter of 2009. Cost of Service, Selling, General, & Administrative and Product Development Costs, excluding Depreciation and Amortization increased 9.0% or $0.6 million for the fourth quarter of 2010 from the prior year period.

Operating loss for the full year 2010 was $1.4 million compared to a $2.5 million loss for the full year 2009. Net Loss for the full year 2010 was $5.2 million from a Net Loss of $3.4 million in 2009 due mostly to the Impairment Charge of QL #6.

Adjusted EBITDA for the full year 2010 was $11.1 million. Excluding the recognition of deferred revenue from the Coast Guard and the benefit of the Insurance Recovery in 2009, full year 2010 Adjusted EBITDA is $5.2 million, a 113.7% increase over the full year 2009 Adjusted EBITDA.

At December 31, 2010, there were 575,000 billable subscriber communicators, an 11.6% increase over year-end 2009. Net subscriber additions for the full year were almost 60,000, an increase of more than 8% from the prior year, comprised of more than 45,000 satellite additions. Net subscriber additions in the fourth quarter were more than 19,000, representing the fourth consecutive quarter of sequential growth in net additions.

“As reported on February 24, 2011, ORBCOMM entered into a definitive agreement to acquire StarTrak Systems, LLC's business, which supports ORBCOMM’s growth strategy in a number of ways,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “The acquisition provides an opportunity to drive new subscribers to ORBCOMM’s global communications network while accelerating the growth of StarTrak’s suite of products by adding scale and providing subscriber management tools. Additionally, ORBCOMM is well-positioned to enhance StarTrak’s ability to deliver benefits in efficiency, predictability and quality of cold chain (refrigerated) management operations, as well as leverage StarTrak’s capabilities with other resellers to continue to drive down development cycle time and help shape the end user experience.”

“ORBCOMM achieved 113.7% growth in Adjusted EBITDA in 2010, excluding the impact of the non-recurring items, like the deferred Coast Guard revenue and the Insurance Recovery from 2009,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “This growth was supported by nominally flat year-over-year Cost of Service, Selling, General, & Administrative and Product Development Costs, excluding Depreciation and Amortization. The Company also completed the acquisition of the non-controlling ownership interests in ORBCOMM Japan, which allows us to develop that office as a platform for further growth in the Asian markets.”

Business Highlights

Selected recent business highlights include:

•
ORBCOMM and Space Exploration Technologies (SpaceX) announced plans to carry the first two ORBCOMM next-generation OG2 satellites to orbit on the next Falcon 9 launch this year. A total of eighteen ORBCOMM next-generation OG2 satellites are currently in production. ORBCOMM OG2 satellites will offer enhanced ORBCOMM messaging capabilities, increased capacity, and provide automatic identification systems (AIS) service.

•
GeoDecisions has selected ORBCOMM to provide global satellite and cellular communications for GeoILS, its innovative, web-based portal technology that supports transportation security and logistics for federal and state agencies, as well as the private sector. ORBCOMM’s global satellite and cellular communications capabilities will enable GeoDecisions to integrate, display and deliver worldwide infrastructure data, live vehicle tracking, weather, and active route conditions in a map format using a single, secure interface. GeoDecisions will also be able to reduce operating costs and improve overall customer support with ORBCOMM’s Web-based service management platform.

•
Camgian Microsystems Corporation has selected ORBCOMM to provide a global communications platform for Quantum, its industrial asset monitoring solution. Quantum is a wireless industrial operations intelligence platform that supports the seamless integration of local area sensor networks, satellite communications and back-office analytics software for monitoring remote fixed and mobile assets. Using ORBCOMM’s global network ensures that Camgian’s customers will have access to timely and accurate asset intelligence, allowing for enhanced logistics operations and supply chain efficiencies.

•
ORBCOMM purchased the remaining 49% non-controlling ownership interests in ORBCOMM Japan for $0.8 million, thereby making it a wholly-owned subsidiary. This acquisition allows ORBCOMM to better leverage its position in the Asian markets.

Financial Results and Highlights

Revenue

Total Revenues for the full year 2010 were $36.7 million up 33.0% over 2009 Total Revenues. Service Revenues for the full year 2010 were $34.3 million, an increase of $7.1 million or 26.2% over the prior year due primarily to the recognition of deferred AIS service revenues and increases in billable subscriber communicators. Excluding the impact of the deferred AIS Coast Guard revenue recognized during the third quarter of $5.9 million, Total Revenues were up 11.6% and Service Revenues increased 4.5% compared to the full year 2009. Product Sales increased for the full year 2010 by $2.0 million, due primarily to growth in Product Sales at our Japanese subsidiary.

Total Revenues for the fourth quarter of 2010 were $7.5 million, an increase of 6.7% from the fourth quarter of 2009. Service Revenues for the fourth quarter 2010 were $7.1 million, up 3.8%

from the prior year as increases in satellite and terrestrial revenues during the fourth quarter were offset by declines in AIS revenue. Product Sales increased in the fourth quarter by $0.2 million due primarily to an increase in Product Sales at our Japanese subsidiary.

Billable Subscriber Communicators

As of December 31, 2010, there were 575,000 billable subscriber communicators, compared to 515,000 billable subscriber communicators a year-ago, an increase of 11.6% over last year.

Costs and Expenses & Discontinued Operations

Costs and Expenses for the full year 2010 of $38.1 million were up 26.8% over the prior year period. This increase was driven by the satellite Impairment Loss of $6.5 million in the third quarter of 2010. Cost of Service, Selling, General, & Administrative and Product Development Costs, excluding Depreciation and Amortization for the full year 2010 was $25.8 million, a nominal increase from the prior year period.  Selling, General, & Administrative expenses declined 2.6% in 2010 versus the prior year period.

Costs and Expenses for the three months ended December 31, 2010 were $8.4 million, which compares to Costs and Expenses in the fourth quarter of 2009 of negative $0.8 million due to the gain from Insurance Recovery recognized during the fourth quarter of 2009. Cost of Service, Selling, General, & Administrative and Product Development Costs, excluding Depreciation and Amortization increased 9.0% or $0.6 million for the fourth quarter of 2010 from the prior year period.

Net Loss

Net Loss increased for the full year 2010 to $5.2 million from a Net Loss of $3.4 million in the prior year period. Loss from continuing operations in 2010 improved 43.0% to $1.4 million from a loss of $2.5 million in the year ago period. Net Loss was $0.5 million in the fourth quarter 2010 compared to a Net Income of $7.3 million in the prior year period.

Loss per Common Share from continuing operations was $0.03 for the full year 2010 compared to Loss per Common Share from continuing operations of $0.06 for the prior year. Net Loss attributable to ORBCOMM Inc. was $0.12 for the full year 2010 compared to Net Loss per common share attributable to ORBCOMM Inc. of $0.08 for the prior year.

Loss per Common Share from continuing operations was $0.01 for the three months ended December 31, 2010 compared to Income per Common Share from continuing operations of $0.18 for the prior year quarter. Net Loss per common share attributable to ORBCOMM Inc. was $0.01 for the three months ended December 31, 2010 compared to Net Income per common share attributable to ORBCOMM Inc. of $0.17 for the prior year quarter.

Adjusted EBITDA and EBITDA

During the third quarter of 2010, ORBCOMM recognized $5.9 million in deferred AIS revenue in service revenues. Additionally, in the fourth quarter and full year 2009, ORBCOMM benefitted from a $15.0 million gain in excess of impairment charges associated with the successful Insurance Recovery. We will present EBITDA and Adjusted EBITDA to reflect comparisons with and without these impacts discussed above.

Adjusted EBITDA for the full year 2010 was $11.1 million. Excluding the recognition of deferred revenue from the Coast Guard and the benefit of the Insurance Recovery in the year ago period, full year 2010 Adjusted EBITDA is $5.2 million, representing a 113.7% increase over the full year 2009.  Adjusted EBITDA for the fourth quarter of 2010 was $0.7 million. Excluding the impact of the Insurance Recovery in the year ago period, fourth quarter Adjusted EBITDA increased 84.6% over the fourth quarter of 2009.

EBITDA for the full year 2010 was a loss of $1.1 million compared to positive EBITDA in 2009 of $15.8 million, which included the Insurance Recovery benefit. EBITDA for the fourth quarter of 2010 was $0.3 million, compared to an EBITDA of $15.0 million in the fourth quarter of 2009.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by ORBCOMM. See the financial table at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, Restricted Cash, and Marketable Securities as of December 31, 2010 decreased $6.5 million to $89.0 million from $95.4 million at December 31, 2009. The decrease is attributable to capital expenditures, mainly for next generation satellites and gateway earth station related expenditures of $7.2 million in 2010. Cash Flow from Operating Activities in 2010 is $3.4 million, an increase of 12.3% from the year ago period.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 877-941-2332 at least ten minutes prior to the start of the call. International callers should dial 480-629-9722. The conference call identification number is 4412790. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4412790. The replay will be available from approximately 12:00 PM ET on Wednesday, March 16, 2011, through 11:59 PM ET on Wednesday, March 23, 2011.

Alternatively, to access the live webcast, please visit the Company’s website at www.orbcomm.com, under the “About Us” section, select “Investor Relations” and select “Presentations and Webcasts.” An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence a division of I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo

Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”) (formerly a division of General Electric Company (“GE” or “General Electric”)), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; our proposed acquisition of the StarTrak business may expose us to additional risks including integration, management, and operations as well as risks to our core business and plans to expand our network; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System (“AIS”) business; the ability to restore commercial-level AIS service in the near term; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation, or to obtain any requisite prior governmental approval for any regulatory authorization modification that may be required due to changed circumstances relating to the renewal or expansion of the ORBCOMM satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2010.

Contacts
Investor Inquiries:	Media Inquiries:

Lucas Binder	Jennifer Lattif
VP, Business Development and Investor Relations	Senior Account Executive
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
binder.lucas@orbcomm.com	jcl@abmac.com

ORBCOMM Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$ 17,026	$ 65,292
Restricted cash	1,000	1,000
Marketable securities	67,902	26,145
Accounts receivable, net of allowances for doubtful accounts of $557 and $803	4,536	3,574
Inventories	172	78
Prepaid expenses and other current assets	1,377	1,218
Deferred income taxes	117	-
Current assets held for sale	-	778
Total current assets	92,130	98,085

Satellite network and other equipment, net	71,684	73,208
Intangible assets, net	1,114	2,600
Restricted cash	3,030	2,980
Other investment	2,278	-
Deferred income taxes	141	-
Other assets	1,092	1,354
Long term assets held for sale	-	2,832

Total assets	$ 171,469	$ 181,059

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$ 2,143	$ 2,642
Accrued liabilities	6,043	5,610
Current portion of deferred revenue	2,134	3,849
Current liabilities related to assets held for sale	-	412
Total current liabilities	10,320	12,513
Note payable - related party	1,416	1,398
Deferred revenue, net of current portion	1,239	6,230
Other liabilities	375	-
Total liabilities	13,350	20,141

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Common stock, par value $0.001; 250,000,000 shares authorized; 42,616,950 and
42,455,531 shares issued and outstanding	43	42
Additional paid-in capital	234,125	230,512
Accumulated other comprehensive income	1,126	76
Accumulated deficit	(76,584)	(71,415)
Total ORBCOMM Inc. stockholders' equity	158,710	159,215
Noncontrolling interests	(591)	1,703
Total equity	158,119	160,918

Total liabilities and equity	$ 171,469	$ 181,059

ORBCOMM Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Years ended December 31,
	2010	2009	2008

Revenues:
Service revenues	$ 34,257	$ 27,143	$ 23,811
Product sales	2,419	423	3,498
Total revenues	36,676	27,566	27,309

Costs and expenses (1):
Costs of services	12,683	26,891	9,800
Costs of product sales	1,511	260	2,172
Selling, general and administrative	16,728	17,172	18,879
Product development	663	714	643
Gains on customer claims settlements	-	-	(1,368)
Impairment charges-satellite network	6,509	29,244	-
Insurance recovery-satellite network	-	(44,250)	-
Total costs and expenses	38,094	30,031	30,126

Loss from operations	(1,418)	(2,465)	(2,817)

Other income (expense):
Interest income	218	85	1,599
Other income (expense)	(16)	218	(842)
Interest expense	(192)	(193)	(199)
Total other income	10	110	558

Loss from continuing operations before pre-control
earnings of consolidated subsidiary and income taxes	(1,408)	(2,355)	(2,259)

Less: Pre-control earnings of consolidated subsidiary	-	-	128

Loss from continuing operations before income taxes	(1,408)	(2,355)	(2,387)

Income taxes (benefit)	(216)	-	-

Loss from continuing operations	(1,192)	(2,355)	(2,387)

Loss from discontinued operations	(3,753)	(954)	(1,682)

Net loss	(4,945)	(3,309)	(4,069)

Less: Net income attributable to the noncontrolling interests	224	130	471

Net loss attributable to ORBCOMM Inc.	$ (5,169)	$ (3,439)	$ (4,540)

Net loss attributable to ORBCOMM Inc.:
Loss from continuing operations	$ (1,416)	$ (2,485)	$ (2,858)
Loss from discontinued operations	(3,753)	(954)	(1,682)
Net loss attributable to ORBCOMM Inc.	$ (5,169)	$ (3,439)	$ (4,540)

Per share information-basic and diluted:
Loss from continuing operations	$ (0.03)	$ (0.06)	$ (0.07)
Loss from discontinued operations	(0.09)	(0.02)	(0.04)
Net loss attributable to ORBCOMM Inc.	$ (0.12)	$ (0.08)	$ (0.11)

Weighted average common shares outstanding:
Basic and diluted	42,586	42,404	41,984

(1) Stock-based compensation included in costs and expenses:
Costs of services	$ 111	$ 65	$ 119
Selling, general and administrative	2,082	1,438	3,467
Product development	18	8	57
	$ 2,211	$ 1,511	$ 3,643

ORBCOMM INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Service revenues	$ 7,123	$ 6,862	$ 34,257	$ 27,143
Product sales	387	176	2,419	423
Total revenues	7,510	7,038	36,676	27,566

Costs and expenses (1):
Costs of services	3,406	9,582	12,683	26,891
Costs of product sales	238	122	1,511	260
Selling, general and administrative	4,560	4,362	16,728	17,172
Product development	177	182	663	714
Impairment charges-satellite network	-	340	6,509	29,244
Insurance recovery-satellite network	-	(15,346)	-	(44,250)
Total costs and expenses	8,381	(758)	38,094	30,031

Income (loss) from operations	(871)	7,796	(1,418)	(2,465)

Other income (expense):
Interest income	58	14	218	85
Other income (expense)	(40)	(6)	(16)	218
Interest expense	(48)	(49)	(192)	(193)
Total other income (expense)	(30)	(41)	10	110

Income (loss) from continuing operations before	(901)	7,755	(1,408)	(2,355)
income taxes

Income taxes (benefit)	(216)	-	(216)	-

Income (loss) from continuing operations	(685)	7,755	(1,192)	(2,355)

Loss from discontinued operations	(70)	(425)	(3,753)	(954)

Net income (loss)	(755)	7,330	(4,945)	(3,309)

Less: Net income (loss) attributable to the noncontrolling interests	(226)	35	224	130

Net income (loss) attributable to ORBCOMM Inc.	$ (529)	$ 7,295	$ (5,169)	$ (3,439)

Net income (loss) attributable to ORBCOMM Inc.:
Income (loss) from continuing operations	$ (459)	$ 7,720	$ (1,416)	$ (2,485)
Loss from discontinued operations	(70)	(425)	(3,753)	(954)
Net income (loss) attributable to ORBCOMM Inc.	$ (529)	$ 7,295	$ (5,169)	$ (3,439)

Per share information-basic and diluted:
Income (loss) from continuing operations	$ (0.01)	$ 0.18	$ (0.03)	$ (0.06)
Loss from discontinued operations	(0.00)	(0.01)	(0.09)	(0.02)
Net income (loss) attributable to ORBCOMM Inc.	$ (0.01)	$ 0.17	$ (0.12)	$ (0.08)

Weighted average common shares outstanding:
Basic	42,617	42,456	42,586	42,404
Diluted	42,617	42,608	42,586	42,404

(1) Stock-based compensation included in costs and expenses:
Costs of services	$ 28	$ 17	$ 111	$ 65
Selling, general and administrative	548	345	2,082	1,438
Product development	5	-	18	8
	$ 581	$ 362	$ 2,211	$ 1,511

ORBCOMM Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$ (4,945)	$ (3,309)	$ (4,069)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Change in allowance for doubtful accounts	(246)	698	(159)
Depreciation and amortization	4,317	19,115	3,174
Accretion on note payable - related party	131	131	131
Stock-based compensation	2,211	1,511	3,643
Foreign exchange losses (gains)	47	(217)	839
Amortization of premium on marketable securities	1,164	72	-
Deferred income taxes	(258)	-	-
Dividend received in common stock for other investment	(28)	-	-
Gain on settlement of vendor liabilities	(220)	-	-
Impairment charge and loss on sale of Stellar	3,306	-	-
Impairment charge-satellite network	6,509
Gain on insurance settlement-satellite network	-	(15,006)	-
Loss on disposal of equipment	-	-	13
Pre-control earnings of consolidated subsidiary	-	-	128
Non-cash portion of gains on customer claims settlements	-	-	(882)
Gain on expiration of gateway purchase option	-	-	(325)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,440)	(705)	1,676
Inventories	(79)	77	228
Prepaid expenses and other assets	(64)	532	(837)
Accounts payable and accrued liabilities	(320)	286	(264)
Deferred revenue	(6,911)	(1,069)	963
Other liabilities	319	-	-
Net cash provided by operating activities of continuing operations	3,493	2,116	4,259
Net cash (used in) provided by operating activities of discontinued operations	(51)	949	(312)
Net cash provided by operating activities	3,442	3,065	3,947

Cash flows from investing activities:
Capital expenditures	(7,171)	(32,486)	(40,044)
Purchases of marketable securities	(143,224)	(26,217)	-
Proceeds from maturities of marketable securities	100,303	-	-
Change in restricted cash	(50)	1,700	(5,680)
Purchase of other investment	(1,356)	-	-
Proceeds of insurance settlement-satellite network	-	44,250	-
Cash acquired from step acquisition of subsidiary	-	-	366
Net cash used in investing activities of continuing operations	(51,498)	(12,753)	(45,358)
Net cash provided by (used in) investing activities of discontinued operations	48	(208)	(245)
Net cash used in investing activities	(51,450)	(12,961)	(45,603)

Cash flows from financing activities:
Purchase of ORBCOMM Japan's shares from non-controlling interests	(768)	-	-
Proceeds from exercise of warrants and options	-	-	342
Payment of offering costs in connection with secondary public offering	-	-	(40)
Net cash (used in) provided by financing activities from continuing operations	(768)	-	302
Net cash (used in) provided by financing activities	(768)	-	302

Effect of exchange rate changes on cash and cash equivalents	510	(182)	1,137

Net decrease in cash and cash equivalents	(48,266)	(10,078)	(40,217)

Cash and cash equivalents:
Beginning of year	65,292	75,370	115,587

End of year	$ 17,026	$ 65,292	$ 75,370

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009

Net Income (Loss) attributable to ORBCOMM Inc.	$(529)	$7,295	$(5,169)	$(3,439)
Net interest (income) expense	(10)	35	(26)	108
Provision (benefit) for income taxes	(216)	-	(216)	-
Depreciation and amortization	1,085	7,650	4,317	19,132
EBITDA	330	14,980	(1,094)	15,801
Stock-based compensation	581	362	2,211	1,511
Impairment Charges – Satellite Network, net of Insurance Recovery	-	-	6,509	-
Impairment Charge - Discontinued Operations	-	-	3,261	-
Noncontrolling interests	(226)	35	224	130
Adjusted EBITDA	$685	$15,377	$11,111	$17,442

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense for continuing and discontinued operations, Noncontrolling Interests, Impairment Charges - Satellite Network, net of Insurance Recovery and Impairment Charges - Discontinued Operations (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.